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                                                                      EXHIBIT 15

Securities and Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

Commissioners:

We are aware that our report dated August 14, 2000 on our review of the interim consolidated financial information of Too, Inc. and subsidiaries (the "Company") as of and for the thirteen and twenty-six week periods ended July 29, 2000 and included in the Company's quarterly report on Form 10-Q for the thirteen and twenty-six week periods then ended is incorporated by reference in the Company's registration statements on Form S-8, Registration Nos. 333-89529, 333-89533, 333-93717 and 333-93715.

Very truly yours,

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Columbus, Ohio
September 11, 2000